UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Distributed and discussed January 31, 2018 DPS Leaders: Our merger with Keurig Green Mountain is an incredibly exciting and breakthrough move for DPS. I couldn’t be more excited about our future and the new chapter we will write for our great brands as Keurig Dr Pepper. With this merger, I want to make sure we clearly communicate the impact to our DPS management incentive plan (MIP) and long-term incentive (LTI) plans. These were very important considerations in our negotiations with Keurig Green Mountain. Please see below for a detailed explanation of what happens to both MIP and LTI at close and post merger through end of 2018. We will also have a “Stock Education” meeting in mid-February so you can ask questions live before the March vest. And of course, contact your HR Business Partner any time between now and then should you have questions. *Number of months worked prior to close in 2018, divided by 12 months in the year Example of MIP / SIP prorated payout A B C AxBxC Salary MIP / SIP Target Percent Assumed Merger Close Date Proration for months in plan Prorated MIP / SIP paid at 100% $70,000 10% 5/31/2018 5/12* $2,917 Impact of Merger on MIP & SIP 2017 Payout In 2018, MIP and SIP will be split into two time periods: •No impact •Payout will occur as scheduled in early March 2018 •Payout amounts will vary based on your plan’s actual performance vs. goals 2018 Pre-Merger to Close in Q2 From Close to Dec. 31, 2018 MIP / SIP payout will be: •Prorated from Jan. 1, 2018, to the merger close date and paid at greater of 100% or actual performance (See example below) •Paid after Dec. 31, 2018, to those employed through the end of the calendar year or involuntarily terminated before that date •Forfeited if you resign voluntarily before Dec. 31, 2018 •Post close, your target as a percentage of your salary will remain the same though the business objectives may change •Payout will occur as scheduled in early March 2019 to those employed through the end of the calendar year or involuntarily terminated before that date •Forfeited if you resign voluntarily before Dec. 31, 2018

DPS equity grants (RSUs, PSUs and options) will receive the same treatment as DPS shareholders. All will vest immediately upon completion of the merger, earning you $103.75 cash (dividend amount) less the strike price for options only, and one share of Keurig Dr Pepper for each RSU, PSU and option. Information on tax impacts will be in the Proxy, which will be filed in 4-6 weeks. Information on impacts to other employee benefit programs like the 401(k) will be communicated very soon. Thank you, Jaxie Alt, EVP – Human Resources Impact of Merger on RSUs, PSUs and Options March 2, 2018 Stock Vest March 2, 2018 Stock Grant Completion of Merger (Expected Q2) Restricted Stock Units (RSUs) •No impact •Awards scheduled to vest will do so •Award mix will change to 100% RSUs (no PSUs or options) while grant value guidelines will remain the same •All unvested RSUs will vest on the day the merger is complete, regardless of prior vest date •For every vested RSU, you will receive: $103.75 cash (dividend amount) plus one share of Keurig Dr Pepper Performance Share Units (PSUs) •No impact to timing of vest •2015-2017 performance cycle is scheduled to payout in March and is currently projected at 81.25% of target •Award mix will change to 100% RSUs (no PSUs or options) while grant value guidelines will remain the same •All unvested PSUs will vest on the day the merger is complete •PSUs will be paid at 100% •For every vested PSU, you will receive: $103.75 cash (dividend amount) plus one share of Keurig Dr Pepper Options •No impact to timing of vest •Award mix will change to 100% RSUs (no PSUs or options) while grant value guidelines will remain the same •All unvested options will vest on the day the merger is complete •If you consent, your options will be cashed out for $103.75 (dividend amount) less the strike price of the option, plus a share of Keurig Dr Pepper •If you do not consent, the strike price and the number of options will be adjusted to preserve the economic value of the option on the date of close

Additional Information: This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000. The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available. Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.